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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion in this registration statement (No. 333-35579) on Form SB-2 of our report (to be dated November 11, 1997 and the date of the reverse stock split with respect to Note G[5]) relating to the consolidated financial statements of DynamicWeb Enterprises, Inc. and subsidiaries as at September 30, 1997 and each of the fiscal years in the two-year period then ended. Our report calls attention to substantial doubt existing as to the ability of the Company to continue as going concern. We also consent to the reference to our firm under the captions "Experts" and "Summary Financial Information" in the prospectus.


New York, New York
December 2, 1997